Exhibit 10.1

Summary of Executive Salary and Bonus Arrangements

The table below summarizes the current annual salary and bonus arrangements we have with each of our current executive officers. All of the compensation arrangements we have with our executive officers, including with respect to annual salaries and bonuses, are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors. The Compensation Committee approved the annual salary and bonus arrangements noted in the table below.

We generally pay bonuses, if any, to our executive officers on a quarterly basis. Certain of our executive officers participate in the executive bonus plan that was adopted by the Compensation Committee on February 9, 2005, a description of which is filed as Exhibit 10.23 to our Annual Report on Form 10-K for the year ended December 31, 2006. In addition to the bonus arrangements noted in the table below, all of our executive officers are eligible for discretionary bonuses as determined from time to time by the Compensation Committee.

We have written employment arrangements with each of our executive officers, and a copy of each such employment arrangement is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006 or to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as applicable. The non-salary and bonus components of our compensation arrangements with our executive officers, including with respect to severance, option grants and other benefits, are described in those respective agreements.

Executive Officer	Annual Base Salary		Bonus
Frank F. Khulusi
Chairman, President and Chief Executive Officer	$800,000		(1)

Brandon H. LaVerne
Interim Chief Financial Officer (2)	$206,748		(2)

Kristin M. Rogers
Executive Vice President—Sales	$330,000	(3)	(1)

Daniel J. DeVries
Executive Vice President—Marketing	$275,000	(3)	(1)

Robert I. Newton
General Counsel	$300,000	(3)	(4)

(1)

Mr. Khulusi, Mr. DeVries and Ms. Rogers are eligible to participate in our executive bonus plan, pursuant to which a bonus pool is determined based upon the achievement of specified quantitative criteria and allocated in the discretion of the Compensation Committee.

(2)

On June 7, 2007, our board of directors appointed Mr. LaVerne as Interim Chief Financial Officer effective upon the departure of our former Chief Financial Officer, Theodore R. Sanders on June 30, 2007. Mr. LaVerne is eligible for an annual bonus of up to $35,350, paid in quarterly installments, as well as for discretionary bonuses as determined from time to time by the Compensation Committee.

(3)

On August 31, 2007, the Compensation Committee increased Ms. Rogers’, Mr.DeVries’, and Mr. Newton’s annual base salary rates from $300,000, $257,500 and $250,000, respectively, to $330,000, $275,000 and $300,000 effective immediately.

(4)	Mr. Newton is eligible to receive an annual bonus of up to $120,000, paid in quarterly installments, as well as discretionary bonuses as determined from time to time by the Compensation Committee.